Exhibit 99.1
Silberstein Ungar, PLLC
CPAs and Business Advisors
phone (248) 203-0080
fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
www.sucpas.com
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AMC Managed Affiliates Group
Southfield, MI
We have audited the accompanying combined balance sheets of AMC Managed Affiliates Group as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Group has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of AMC Managed Affiliates Group as of December 31, 2009 and 2008 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Silberstein Ungar, PLLC

Bingham Farms, Michigan
February 1, 2010

AMC MANAGED AFFILIATES GROUP
COMBINED BALANCE SHEETS

	December 31	December 31
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$697,534	$895,594
Accounts receivable — related party	369,445	344,552
Inventory	181,969	184,927
Prepaid expenses	49,250	58,544
Accounts receivable — other	4,666	5,257
Other assets	26,497	26,497

Total current assets	1,329,361	1,515,371

Property and equipment, net	3,789,364	4,603,468
Intangible assets, net	339,796	357,377

Total assets	$5,458,521	$6,476,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$790,315	$746,700
Accounts payable	233,167	331,816
Accrued liabilities	345,413	293,968
Deferred rent	50,667	57,867

Total current liabilities	1,419,562	1,430,351

Accrued rent	592,389	531,748
Deferred rent	215,956	266,623
Other liabilities — interest rate swap	46,045	68,967
Long-term debt, less current portion	2,165,132	2,947,679
Related party payable	430,351	173,685

Total liabilities	4,869,435	5,419,053

Stockholders’ / members’ equity
Common stock	528,605	528,605
Additional paid in capital	353,692	353,692
Retained earnings	106,837	78,748
Members’ equity	(400,048)	96,118

Total stockholders’ and members’ equity	589,086	1,057,163

Total liabilities and stockholders’ / members’ equity	$5,458,521	$6,476,216

AMC MANAGED AFFILIATES GROUP
REVENUE AND EXPENSES

	2009	2008
Revenue
Food and beverage sales	$24,436,519	$25,276,893

Total revenue	24,436,519	25,276,893

Operating expenses
Compensation costs	5,746,191	6,020,136
Food and beverage costs	7,703,278	7,321,627
General and administrative	5,199,140	5,328,224
Occupancy	1,802,999	1,803,099
Management and advertising fees	1,744,505	1,803,173
Depreciation and amortization	1,160,411	1,220,515

Total operating expenses	23,356,524	23,496,774

Income from operations	1,079,995	1,780,119

Interest expense	332,792	372,997
Other (income) expense, net	(80,720)	173,818

Net income	$827,923	$1,233,304

AMC MANAGED AFFILIATES GROUP
STOCKHOLDERS’ OR MEMBERS’ EQUITY

					Stockholders’
					or
	Common	Paid-in	Retained	Members’	Members’
	Stock	Capital	Earnings	Equity	Equity

Balances — January 1, 2008	$528,605	$353,692	$462,681	$489,131	$1,834,109

Distributions	—	—	(1,090,000)	(920,250)	(2,010,250)

Net income	—	—	706,067	527,237	1,233,304

Balances — December 31, 2008	528,605	353,692	78,748	96,118	1,057,163

Contributions	—	—	—	74,000	74,000

Distributions	—	—	(670,000)	(700,000)	(1,370,000)

Net income	—	—	698,089	129,834	827,923

Balances — December 31, 2009	$528,605	$353,692	$106,837	$(400,048)	$589,086

AMC MANAGED AFFILIATES GROUP
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31	December 31
	2009	2008
Cash flows from operating activities
Net income	$827,923	$1,233,304
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,160,411	1,220,515
Loss on disposal of fixed asset	1,240	60,174
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable — related party	(24,893)	(23,216)
Inventory	2,958	(49,092)
Prepaid expenses	9,294	(12,645)
Accounts receivable — other	591	(2,917)
Accounts payable	(98,649)	101,235
Accrued liabilities	51,445	(26,282)
Deferred rent	(57,867)	(57,867)
Accrued rent	60,641	63,421
Related party payable	256,666	58,858

Net cash provided by operating activities	2,189,760	2,565,488

Cash flows from investing activities
Purchases of property and equipment	(329,966)	(195,699)

Cash flows from financing activities
Repayments of long-term debt	(738,932)	(659,800)
Interest swap	(22,922)	34,513
Contributions	74,000	—
Distributions	(1,370,000)	(2,010,250)

Net cash used in financing activities	(2,057,854)	(2,635,537)

Net decrease in cash and cash equivalents	(198,060)	(265,748)

Cash and cash equivalents, beginning of year	895,594	1,161,342

Cash and cash equivalents, end of year	$697,534	$895,594

NOTES TO COMBINED FINANCIAL STATEMENTS
OF AMC MANAGED AFFILIATES GROUP
1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business

AMC Managed Affiliates Group (the “Group”) consists of nine (9) Buffalo Wild Wings restaurants managed and held under common ownership. Six (6) of the restaurants are located in Michigan and three (3) are located in Florida. The table below details the name of each restaurant’s holding company, its location and the date it opened for business.

AMC Managed Affiliates Group	Location	Opened

Flyer Enterprises, Inc.	Sterling Heights, MI	December 1999
Anker, Inc.	Fenton, MI	April 2001
TMA Enterprises of Novi, Inc.	Novi, MI	June 2002
Bearcat Enterprises, Inc.	Clinton Twp., MI	December 2003
MCA Enterprises Brandon, Inc.	Brandon, FL	June 2004
TMA Enterprises of Ferndale, LLC	Ferndale, MI	March 2005
Buckeye Group, LLC	Riverview, FL	September 2005
Buckeye Group II, LLC	Sarasota, FL	March 2006
AMC Warren, LLC	Warren, MI	July 2006
All of the entities are Michigan corporations or limited liability companies.

Principles of Combination

The combined financial statements include the accounts of all entities listed above. All significant intercompany accounts and transactions have been eliminated upon combination.

Segment Reporting

The Group has determined that it does not have any separately reportable business segments at December 31, 2009 or December 31, 2008.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits in banks. The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Group, at times throughout the year, may in the ordinary course of business maintain cash balances in excess of federally insured limits. Management does not believe the Group is exposed to any unusual risks on such deposits.

Revenue Recognition

Revenues from food and beverages sales are recognized and generally collected at the point-of-sale.

Accounts Receivable — Related Party

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Balances that are outstanding after management has used reasonable collection efforts are written off with a corresponding charge to bad debt expense. The balances at December 31, 2009 and December 31, 2008 relate principally to loans made to the related party that owns the property occupied by Bearcat Enterprises, Inc. in Clinton Township, MI. Management does not believe any allowances for doubtful accounts are necessary at December 31, 2009 or December 31, 2008.

Accounting for Gift Cards

The Group records the net increase or decrease in gift card sales versus gift card redemptions to the Gift Card Liability account on a monthly basis. The gift card processor deducts gift card sales dollars from each restaurant’s bank account weekly and deposits gift card redemption dollars weekly. Under this centralized system, any breakage would be recorded by Blazin Wings, Inc., a subsidiary of Buffalo Wild Wings, Inc., and be subject to breakage laws in the State of Minnesota. At this time, there is no breakage for the Group to record.

Lease Accounting

Certain operating leases provide for minimum annual payments that increase over the life of the lease. The aggregate minimum annual payments are expensed on a straight-line basis beginning when we take possession of the property and extending over the term of the related lease. The amount by which straight-line rent exceeds actual lease payment requirements in the early years of the lease is accrued as deferred rent and reduced in later years when the actual cash payment requirements exceed the straight-line expense. The Group also accounts, in its straight-line computation, for the effect of any “rental holidays” or “tenant incentives”.

Inventory

Inventory, which consists mainly of food and beverage products, is valued at the lower of cost, determined on the first-in, first-out basis, or market.

Prepaid Expenses and Other Assets

Prepaid expenses consist principally of prepaid insurance and are recognized ratably as operating expense over the period covered by the unexpired premium. Other assets consist principally of franchise fees and loan fees, which are deferred and amortized to operating expense on a straight line basis over the term of the related underlying agreements, which are as follows:

Franchise fees	10 to 20 years
Loan fees	5 to 7 years (loan term)

Liquor licenses are deemed to have an indefinite life. Management annually reviews these assets to determine whether carrying values have been impaired. During the years ended December 31, 2009 and 2008, no impairments relating to intangible assets with finite or infinite lives were recognized.

Property and Equipment

Property and equipment are stated at cost. Major improvements and renewals are capitalized, while ordinary maintenance and repairs are expensed. Management annually reviews these assets to determine whether carrying values have been impaired.

Depreciation and Amortization

Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the related improvement.

Income Taxes

The limited liability companies are recognized as partnerships under the Internal Revenue Code. Accordingly, no Federal income tax is imposed as the members include their respective shares of taxable income and losses in their individual tax returns.

The corporations have elected under the Internal Revenue Code to be taxed as an S Corporation. Under those provisions, these members of the Group do not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for federal and state income taxes on the Company’s taxable income.

Concentration Risks

Approximately 76% of food and beverage sales came from restaurants located in Michigan during the twelve month period ended December 31, 2009. Approximately 77% of food and beverage sales came from restaurants located in Michigan during the twelve month period ended December 31, 2008.

Use of Estimates

The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instrument

The Group utilizes an interest rate swap agreement with a bank to fix interest rates on a portion of the Group’s portfolio of variable rate debt which reduces exposure to interest rate fluctuations. The Group does not use any other types of derivative financial instruments to hedge such exposures, nor does it use derivatives for speculative purposes.

The Group records the fair value of the interest rate swap on the balance sheet in other assets or other liabilities depending on the fair value of the swap. The terms of the agreement match those of the underlying debt and therefore are classified as non-current. Fair value adjustments are recorded each period in other income or other expense on the statement of income. The notional value of the interest rate swap agreement in place at December 31, 2009 was approximately $521,000. The notional value of the interest rate swap agreement in place at December 31, 2008 was approximately $610,500. The expiration date of the agreement is consistent with the debt instrument described in Note 5 for TMA Enterprises of Ferndale, LLC.

2.	PROPERTY AND EQUIPMENT, NET
Property and equipment are comprised of the following assets:

	December 31	December 31
	2009	2008
Equipment	$3,701,422	$3,540,210
Furniture and fixtures	1,002,034	993,859
Leasehold improvements	5,498,745	5,343,458

Total	10,202,201	9,877,527
Less accumulated depreciation	6,412,837	5,274,059

Property and equipment, net	$3,789,364	$4,603,468

3.	INTANGIBLES
Intangible assets are comprised of the following:

	December 31	December 31
	2009	2008
Amortized Intangibles
Franchise Fees	$217,500	$217,500
Loan Fees	50,874	50,874

Total	268,374	268,374
Less accumulated amortization	110,246	92,665

Amortized Intangibles, net	158,128	175,709

Unamortized Intangibles
Liquor Licenses	181,668	181,668

Total Intangibles, net	$339,796	$357,377

Amortization expense for the twelve months ended December 31, 2009 was $17,581. Based on the current intangible assets and their estimated useful lives, amortization expense for fiscal 2010, 2011, 2012, 2013 and 2014 is projected to total approximately $17,000 per year.

4.	RELATED PARTY TRANSACTIONS

Management and advertising fees are paid to a company related to the Group through common ownership. Fees paid during the twelve months ended December 31, 2009 totaled $1,744,715. Fees paid during the twelve months ended December 31, 2008 totaled $1,803,173.

Long term debt (Note 5) includes three notes payable to shareholders of MCA Enterprises Brandon, Inc. The notes bear interest at 7.00% and the current outstanding balance is $88,535, composed of $85,500 principal and $3,035 of accrued interest. Also included in long term debt (Note 5) are four notes payable to members of Buckeye Group, LLC. The notes bear interest at 7.00% and the current outstanding balance is $341,816, composed of $308,500 principal and $33,316 of accrued interest.

See financial statement Note 8 for related party lease transactions.

5.	LONG TERM DEBT
Long-term debt consists of the following obligations:

	December 31	December 31
	2009	2008
Note payable to a bank secured by the property and equipment of Flyer Enterprises, Inc. as well as corporate and personal guarantees of certain stockholders and various related parties. The agreement calls for monthly principal and interest payments of approximately $10,400 for the period beginning March 2008 through maturity in July 2013. Interest is charged based a fixed rate of 6.30% per annum.	$156,375	$194,023

Note payable to a bank secured by the property and equipment of TMA Enterprises of Ferndale, LLC as well as personal guarantees of certain stockholders and various related parties. Scheduled monthly principal and interest payments are approximately $11,200 through maturity in August 2014. Interest is charged based on a swap arrangement designed to yield a fixed annual rate of approximately 7.60%.	520,968	610,528

Note payable to a bank secured by the property and equipment of Anker, Inc. as well as personal guarantees of certain stockholders and various related parties. The agreement calls for monthly principal and interest payments of approximately $6,200 for the period beginning June 2003 through maturity in May 2013. Interest is charged based on a fixed rate of 7.61% per annum.	224,454	278,351

Note payable to a bank secured by the property and equipment of TMA Enterprises of Novi, Inc. and personal guarantees of certain stockholders and various related parties. The agreement calls for payments of principal and interest of approximately $11,300 for the period beginning June 2007 through maturity in May 2014. Interest is charged based on a fixed rate of 8.20% per annum.	503,407	591,110

Note payable to a bank secured by the property and equipment of Bearcat Enterprises, Inc. as well as personal guarantees of certain stockholders and various related parties. Scheduled monthly principal and interest payments are approximately $4,600 including annual interest charged at a variable rate of 3.70% above the 30 day LIBOR rate. The rate at December 31, 2009 was approximately 3.93%. The note matures in September 2014.	72,975	121,917

	December 31	December 31
	2009	2008
Note payable to a bank secured by the property and equipment of AMC Warren, LLC as well as personal guarantees of certain members and various related parties. The agreement calls for monthly payments of principal and interest of approximately $12,600 through maturity in September 2013. Interest is charged based on a fixed annual rate of approximately 8.63%.	485,088	586,937

Note payable to a bank secured by the property and equipment of MCA Enterprises Brandon, Inc. as well as personal guarantees certain stockholders and various related parties. The agreement calls for monthly payments of principal and interest of approximately $11,700 for the period beginning August 2004 through maturity in July 2011. Interest is charged based on a fixed annual rate of approximately 8.10%.	209,704	327,032

Note payable to a bank secured by the property and equipment of Buckeye Group, LLC as well as personal guarantees of certain members and various related parties. Scheduled monthly principal and interest payments are approximately $10,900 with annual interest charged at approximately 8.27%. The note matures in December 2012.	348,637	444,508

Note payable to a bank secured by the property and equipment of Buckeye Group II, LLC as well as personal guarantees of certain members and various related parties. Scheduled monthly principal and interest payments are approximately $11,900 with annual interest charged at approximately 8.46%. The note matures in April 2013.	416,672	517,655

Note payable to Ford Credit secured by a vehicle purchased by Flyer Enterprises, Inc. to be used in the operation of the business. This is an interest free loan under a promotional 0.00% rate. Scheduled monthly principal payments are approximately $430. The note matures in April 2013.	17,167	22,318

Total long-term debt	$2,955,447	$3,694,379

Less current portion	790,315	746,700

Long-term debt, net of current portion	$2,165,132	$2,947,679

Scheduled principal maturities of long-term debt for each of the five years succeeding December 31, 2009 and thereafter are summarized as follows:

Year	Amount

2010	$790,315
2011	773,605
2012	739,055
2013	493,062
2014	151,642
Thereafter	—

Total	$2,947,679

Interest expense was $332,792 and $372,997 (including related party interest expense of $21,667 in 2009 and $9,858 in 2008) in the twelve months ended December 31, 2009 and 2008, respectively.

The above agreements contain various customary financial covenants generally based on the performance of the specific borrowing entity and other related entities. The more significant covenants consist of a minimum global debt service ratio, maximum global funded indebtedness to EBITDA ratio and a Corporate Fixed Charge Coverage Ratio.

6.	CAPITAL STOCK
Five of the Group members are corporations. The following summarizes their equity structure:

	Shares	Shares Issued and
S Corporation	Authorized	Outstanding

Flyer Enterprises, Inc.	60,000	6,000
Anker, Inc.	60,000	100
TMA Enterprises of Novi, Inc.	60,000	100
Bearcat Enterprises, Inc.	60,000	100
MCA Enterprises Brandon, Inc.	60,000	100

7.	INCOME TAXES

On January 1, 2007, the Group adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes. There was no impact on the Group’s combined financial statements upon adoption.

The Group classifies all interest and penalties as income tax expense. There are no accrued interest amounts or penalties related to uncertain tax positions as of December 31, 2009 or 2008.

In July 2007, the State of Michigan signed into law the Michigan Business Tax Act (“MBT”), replacing the Michigan Single Business Tax with a business income tax and a modified gross receipts tax. This new tax took effect January 1, 2008, and, because the MBT is based or derived from income-based measures, the provisions of FASB ASC 740, Income Taxes, apply as of the enactment date. The law, as amended, established a deduction to the business income tax base if temporary differences associated with certain assets results in a net deferred tax liability as of December 31, 2007 (the year of enactment of this new tax).

The Group is a member of a unitary group with other parties related by common ownership according to the provisions of the Michigan Business Tax Act. This group files a single Michigan Business Tax return for all members. An allocation of the current and deferred MBT incurred by the unitary group has been made based on an estimate of MBT attributable to the Group and has been reflected as other income/expense in the accompanying combined financial statements consistent with the provisions of FASB ASC 740, Income Taxes.

If deemed necessary by management, the Group establishes valuation allowances in accordance with the provisions of FASB ASC 740, Income Taxes. Management continually reviews realizability of deferred tax assets and the Group recognizes these benefits only as reassessment indicates that it is more likely than not that such tax benefits will be realized. No deferred income taxes were recognized at December 31, 2009 or 2008.

The Group files income tax returns in the United States federal jurisdiction and various state jurisdictions.
8.	OPERATING LEASES (INCLUDING RELATED PARTY)

Flyer Enterprises, Inc.’s lease payments commenced December 1999 and require current monthly payments effective January 2010 of $11,116 per month. The lease continues through December 31, 2014 with annual 3% increases.

Anker, Inc.’s lease payments commenced May 2001 and require current monthly payments of approximately $9,354. The lease runs through May 2011 with annual rent adjustments based on the Consumer Price Index. The lease contains two (2) five year options to extend.

TMA Enterprises of Novi, Inc.’s lease payments commenced June 2002 and require current monthly payments of approximately $14,493. Payments will increase approximately 9% in June 2012. The lease runs through June 2014 and contains one (1) five year renewal option.

Bearcat Enterprises, Inc.’s lease payments commenced February 2004 and require current monthly payments of approximately $20,197. The 15 year lease expires in 2019. This lease contains three (3) five year options to extend. This lease is with a party related through common ownership.

MCA Enterprises Brandon, Inc.’s lease payments commenced June 2004 and current monthly payments are approximately $20,829. This 20 year lease expires June 2024 and contains four (4) five year options to extend.

TMA Enterprises of Ferndale, LLC’s lease payments commenced March 2005 and current monthly payments are approximately $8,864. This ten year lease expires March 2015 and contains two (2) five year options to extend.

Buckeye Group, LLC’s lease commenced March 2006 under a 10 year term expiring in 2016. The lease requires monthly payments of approximately $9,333. This lease contains two (2) five year options to extend.

Buckeye Group II, LLC’s lease commenced April 2006 under a 10 year term expiring in 2016. The lease requires monthly payments of approximately $15,102. The lease contains two (2) five year options.

AMC Warren, LLC’s lease commenced July 2006 under a 10 year term expiring in 2016. The lease calls for current monthly payments of approximately $15,755. The lease contains two (2) five year options to extend.

Total rent expense was $1,802,999 and $1,803,099 for the twelve months ended December 31, 2009 and 2008, respectively. Of these amounts, $245,520 and $225,317 for the twelve months ended December 31, 2009 and 2008, respectively, were paid to a related party.

Scheduled future minimum lease payments for each of the five years and thereafter for non-cancelable operating leases with initial or remaining lease terms in excess of one year at December 31, 2009 are summarized as follows:

Year	Amount

2010	$1,536,137
2011	1,510,629
2012	1,505,567
2013	1,515,407
2014	1,400,339
Thereafter	4,733,960

Total	$12,202,039

9.	COMMITMENTS AND CONTINGENCIES

The Group is required to pay Buffalo Wild Wings, Inc. royalties (5% of net sales) and advertising fund contributions (3% of net sales) for the term of the individual franchise agreements. The Group incurred $1,221,811 and $1,263,786 in royalty expense in the twelve months ended December 31, 2009 and 2008 respectively. Advertising fund contribution expenses were $756,405 and $773,357 in the twelve months ended December 31, 2009 and 2008, respectively.

The Group is required by its various Buffalo Wild Wings, Inc. franchise agreements to modernize the restaurants during the term of the agreement. The individual agreements generally require improvements between the fifth year and the tenth year to meet the most current design model that Buffalo Wild Wings, Inc. has approved. The modernization costs can range from approximately $50,000 to approximately $500,000 depending on the individual restaurant’s needs.

The Group is subject to ordinary, routine, legal proceedings, as well as demands, claims and threatened litigation, which arise in the ordinary course of its business. The ultimate outcome of any litigation is uncertain. While unfavorable outcomes could have adverse effects on the Group’s business, results of operations and financial condition, management believes that the Group is properly insured and does not believe that any pending or threatened proceedings would adversely impact the Group’s results of operations, cash flows or financial condition.

10.	SUPPLEMENTAL CASH FLOWS INFORMATION
Other Cash Flows Information
Cash paid for interest was $332,792 and $372,997 during the twelve months ended December 31, 2009 and 2008, respectively.
11.	FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2009 and 2008, our financial instruments consisted of cash equivalents, accounts receivable, accounts payable and debt. The fair value of cash equivalents, accounts receivable, accounts payable and short term debt approximate their carrying value, due to their short-term nature. Also, the fair value of Notes Payable — Related Parties approximates the carrying value due to their short term maturities. As of December 31, 2009, our total debt, less related party debt, was approximately $2.94 million and had a fair value of approximately $2.99 million. As of December 31, 2008, our total debt was approximately $3.67 million and had a fair value of approximately $3.60 million. The Group estimates the fair value of its fixed-rate debt using discounted cash flow analysis based on the Group’s incremental borrowing rate.

There was no impact for adoption of FASB ASC 820, Fair Value Measurements and Disclosures, to the combined financial statements as of December 31, 2009. FASB ASC 820 requires fair value measurement to be classified and disclosed in one of the following three categories:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2: Quoted prices in markets that are not active or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Interest rate swaps held by the Group for risk management purposes are not actively traded. The Group measures the fair value using broker quotes which are generally based on market observable inputs including yield curves and the value associated with counterparty credit risk. The interest rate swaps discussed in Notes 1 and 5 fall into the Level 2 category under the guidance of SFAS 157. The fair market value of the interest rate swaps as of December 31, 2009 was a liability of $46,045, which is recorded in other liabilities on the combined balance sheet. The fair value of the interest rate swaps at December 31, 2008 was a liability of $68,967. Unrealized gain associated with interest rate swap positions in existence at December 31, 2009, which are reflected in the combined statement of income, totaled $22,913 for the twelve months ended December 31, 2009 and are included in other income/loss.

12.	SUBSEQUENT EVENTS
In accordance with FASB ASC 855-10 the Group has analyzed its operations subsequent to December 31, 2009.

On January 31, 2010, shareholders of MCA Enterprises Brandon, Inc., agreed to transfer funds owed to them from the corporation into additional paid-in-capital. The total amount of the transfer is $341,817 of principal and accrued interest.

On January 31, 2010, members of Buckeye Group, LLC, agreed to transfer funds owed to them by the limited liability company into members’ equity. The total amount of the transfer is $88,535 of principal and accrued interest.

On February 1, 2010, the Group was acquired by AMC Wings, Inc., a wholly-owned subsidiary of Diversified Restaurant Holdings, Inc. of Southfield, MI. Included in the purchase were all of the equipment, licenses, leasehold improvements, furniture and intellectual property necessary to operate the restaurants in exchange for $3,134,790, payable quarterly, principal and interest, over a six year period with interest at 6.00%.

The Company evaluated subsequent events for potential recognition and/or disclosure through February 1, 2010, the date the combined financial statements were issued.
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